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EXHIBIT 5.1

Heller, Ehrman, White & McAuliffe LLP
LETTERHEAD

February 12, 2002

Board of Directors
Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, OR 97007

Gentlemen:

        In connection with the registration of 870,000 shares of common stock, no par value (the "Common Stock"), of Metro One Telecommunications, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on February 12, 2002, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1994 Stock Incentive Plan (the "1994 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

        Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that such shares of Common Stock to be offered pursuant to the 1994 Plan, when such shares have been delivered against payment therefor as contemplated by the 1994 Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                      Very truly yours,

                      /s/ Heller, Ehrman, White & McAuliffe LLP

                      Heller, Ehrman, White & McAuliffe LLP

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EXHIBIT 5.1